Exhibit 10.2

STOCK OPTION CANCELLATION AGREEMENT

This STOCK OPTION CANCELLATION AGREEMENT (this “Agreement”) is made and entered into as of May 1, 2017, by and between the undersigned individual optionee (the “Optionee”) and Span-America Medical Systems, Inc., a South Carolina corporation (the “Company”).

Recitals

A.     The Company has granted the Optionee the option to purchase shares in the Company pursuant to the terms of certain stock options granted under the Span-America Medical Systems, Inc. 2007 Equity Incentive Plan (collectively, the “Stock Option(s)”), as identified on Table A on the signature page hereto.

B.     The Company, Savaria Corporation, a Alberta, Canada corporation (“Buyer”), and Savaria (SC) Inc., a South Carolina corporation and indirect wholly-owned subsidiary of Buyer (“Merger Sub”) have made and entered into that certain Agreement and Plan of Merger, dated as of May 1, 2017 (the “Merger Agreement”), providing for the acquisition of the Company by Buyer pursuant to a tender offer by Merger Sub for all of the outstanding shares of the Company’s common stock followed by a “back-end” merger of Merger Sub with an into the Company resulting in the Company becoming a wholly-owned subsidiary of Buyer (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

C.      In connection with the transactions contemplated in the Merger Agreement, the Optionee and the Company now desire to terminate the Stock Options, effective immediately prior to the effective time of the Merger (the “Effective Time”) in exchange for the Optionee’s right to receive the Option Payments (as defined below).

Section 1 Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1     Stock Option Cancellation. The Optionee acknowledges and agrees that as of the Effective Date, immediately prior to the Effective Time, the Stock Options shall be cancelled and shall terminate in their entirety and shall thereafter be null and void, and the Optionee shall have no interests or rights thereunder on or after the Effective Time. The Optionee acknowledges and agrees that: (a) the Company granted the Optionee the Stock Option(s) identified on Table A on the signature page hereto providing for the right to purchase up to the number of shares of the Company’s common stock identified on such table (the “Option Shares”) at the price per share identified on such table (the “Exercise Price”); (b) as of the date of this Agreement, the Optionee has not exercised the right to purchase any of the Option Shares, and agrees that he or she will not, after the date of this Agreement, exercise the right to purchase any of the Option Shares; and (c) the Optionee has no other rights or interests in any other options or warrants with respect to the securities of the Company.

1.2     Payment. In consideration for the cancellation of the Stock Option(s), the Optionee shall be entitled to, with respect to each Stock Option, a lump sum cash payment from the Company in an amount equal to (x) the number of such Option Shares subject to that Stock Option, multiplied by (y) $[ ● ], minus the Exercise Price of that Stock Option (collectively, the “Option Payments”). The payments provided in this Section 1.2 shall be made within twenty (20) business days after the Effective Time. For the avoidance of doubt, in the event that the exercise price of any Stock Option is equal to or greater than $[ ], such Stock Option shall be cancelled without any consideration being payable in respect thereof.

1.3     Withholding Taxes. The Optionee acknowledges that the payments set forth in Section 1.2 are considered to be compensation to the Optionee and will be paid net of any federal, state or local income tax withholding or other employment-related tax (the “Withholding Taxes”). The determination of the Withholding Taxes shall be made by the Company in good faith and shall be binding upon the Optionee.

1.4     Effect on Employment and Other Compensation. No provision of this Agreement shall affect in any way any right the Company may otherwise have to terminate the employment or adjust the compensation of the Optionee at any time.

SECTION 2 REPRESENTATIONS AND WARRANTIES

The Optionee represents and warrants to the Company the following:

2.1     Ownership. The Optionee is the owner and holder of the Stock Option(s) and, as of the Effective Time, will sell and deliver the original Stock Option(s) to the Company free and clear of any pledges, liens, or security interests.

2.2     Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by the Optionee and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes the legal, valid and binding obligation of the Optionee, enforceable in accordance with its terms.

2.3     No Conflicts. The execution, delivery and performance of this Agreement by the Optionee will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under, (i) any Law or Order to which the Optionee is subject or (ii) any Contract to which the Optionee is a party that is material to the financial condition of the Optionee.

2.4     Further Assurances. Each party to this Agreement acknowledges and agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

SECTION 3 GENERAL PROVISIONS

3.1     Release. Upon the full payment of all consideration due to the Optionee pursuant to this Agreement, the Optionee, on the Optionee’s own behalf and that of the Optionee’s heirs, executors, attorneys, administrators, successors, and assigns, knowingly and voluntarily releases and forever discharges the Company, and its past, current and future affiliates, assigns, successors, directors and officers, of and from any claim, known or unknown, whether arising under common law, in equity or under statute, which the Optionee had, now has or may have as of the date of this Agreement by reason of any matter or claim relating to or arising under the terms of the Stock Option(s) or this Agreement.

3.2     Governing Law. This Agreement shall be construed in accordance with the laws of the State of South Carolina, without regard to the conflict of law provisions of any jurisdiction.

3.3     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Optionee and the respective successors and permitted assigns of the Company and the Optionee.

3.4     Potential Termination. If the Merger Agreement is terminated prior to the Merger, then this Agreement shall automatically terminate and the Stock Option(s) indentified on Table A shall continue in full force and effect pursuant to their terms.

3.5     Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

In Witness Whereof, this Agreement has been duly executed as of the date first written above.

Optionee __________________________________ Name:	SPAN-AMERICA MEDICAL SYSTEMS, INC. By: ________________________________ Name: James D. Ferguson Title: President and Chief Executive Officer

TABLE A

Stock Option Date of Grant	Number of Option Shares	Exercise Price Per Share

[Signature page to Stock Option Cancellation Agreement]